Exhibit 99.1

Idera Pharmaceuticals Announces Appointment of Julian Baker and Dr. Kelvin Neu to its Board of Directors

CAMBRIDGE, Mass. — (BUSINESS WIRE) — March 12, 2014 — Idera Pharmaceuticals, Inc. (Nasdaq: IDRA), a clinical stage biopharmaceutical company developing a novel therapeutic approach for the treatment of autoimmune diseases and genetically defined forms of B-cell lymphoma, today announced that Baker Brothers Investments’ Julian C. Baker and Kelvin M. Neu, M.D., joined its Board of Directors, effective March 10, 2014. Founded in 2000, Baker Brothers Investments manages long-term investment funds focused on publicly traded life sciences companies, for major university endowments and foundations.

“I would like to welcome Julian and Kelvin to the Board. Idera will benefit immensely from their deep insights on successful clinical development and experience working with many companies to bring novel therapies to market,” said Jim Geraghty, Chairman of Idera’s Board of Directors. “With this and other recent additions to our Board, we are stronger than ever before, with the right balance of expertise needed to support the Company’s mission of bringing important therapies for unmet medical needs and orphan indications to patients as rapidly as possible.”

Julian C. Baker is a Managing Partner of Baker Brothers Investments. Mr. Baker is currently a Director of Genomic Health, Inc. and Incyte Corporation, Inc. Kelvin M. Neu, M.D., is a Managing Director of Baker Brothers Investments. A physician, Dr. Neu also serves as a Director of XOMA Corporation and Presidio Pharmaceuticals, Inc.

About Idera Pharmaceuticals, Inc.

Idera’s proprietary technology involves creating novel nucleic acid therapeutics designed to inhibit over-activation of Toll-like Receptors (TLRs). Idera is developing these therapeutics for the treatment of genetically defined forms of B-cell lymphoma and for autoimmune diseases with orphan indications. In addition to its TLR programs, Idera is developing gene silencing oligonucleotides that it has created using its proprietary technology, to inhibit the production of disease-associated proteins by targeting RNA.

Source: Idera Pharmaceuticals, Inc.

Investor Contact:

Sarah McCabe

Stern Investor Relations, Inc.

267-909-9237

sarah@sternir.com